Exhibit 99.1
PRESS RELEASE
Evergreen Solar Announces 2009 Second Quarter Results
Devens Factory Ships 23.2 MW, Up 34% Sequentially
Marlboro, Massachusetts, July 30, 2009 — Evergreen Solar, Inc. (NasdaqGM: ESLR), a manufacturer of String Ribbon™ solar power products with its proprietary, low-cost silicon wafer technology, today announced financial results for the second quarter ended July 4, 2009.
“We continue to ramp our production at Devens in line with market demand,” stated Richard M. Feldt, Chairman, CEO and President. “We shipped 23.2 MW at an average price of $2.70 per watt compared to the 17.3 MW sold at $3.13 per watt during the first quarter. The momentum we are building keeps us on track to achieve our $2.00 per watt goal when Devens reaches its 40 MW of quarterly capacity. Additionally, we are now identifying cost improvement programs that we believe will gradually take us to about $1.50 per watt at full factory capacity in the next two years.”
“Our financial and market positions are strong and, with our recently completed contract manufacturing agreement with Jiawei, we remain confident in our ability to be well positioned when the industry returns to significant growth as fundamental structural issues like those facing global credit markets begin to resolve,” concluded Mr. Feldt.
Second Quarter 2009 Financial Results
Revenues for the second quarter of 2009 were $63.8 million, including $1.1 million of fees from our Sovello joint venture, compared to $55.8 million for the first quarter of 2009, including $1.4 million of fees and $22.8 million for the second quarter of 2008, including $4.6 million of fees.
Gross margin for the second quarter of 2009 was 1.9%, compared to 1.2% for the first quarter of 2009 and 34.7% for the second quarter of 2008. The decrease from the prior year period was the result of lower selling prices, lower fees from the Sovello joint venture, and higher initial costs related to the ramp in production at Devens.
Net loss for the second quarter of 2009 was $20.3 million, or $0.11 per share, and includes on-going charges associated with our Marlboro pilot facility closure and Midland facility start-up costs of $1.5 million. Net loss for the second quarter also includes equity losses of $5.3 million, representing our share of losses incurred by Sovello during the quarter. Sovello losses increased substantially during the second quarter primarily due to lower sales volume and lower average selling prices. Weighted average shares outstanding for the second quarter increased as the result of our successful common stock offering, resulting in net proceeds of $72.8 million.
Net loss for the first quarter of 2009 was $64.3 million, or $0.40 per share, and includes charges of $43.9 million for the write-off of our loan receivable and related interest from a future silicon supplier, $3.5 million of facility start-up costs for the second phase of Devens and Midland string factory, and $1.8 million of on-going costs associated with the closure of the Marlboro pilot facility.

Conference Call Information
Management will conduct a conference call at 5:00 p.m. (ET) today to review the Company’s second quarter financial results and highlights. The call will be webcast live over the Internet and can be accessed by logging on to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com prior to the event.
The call also can be accessed by dialing (877) 704-5379 or (913) 312-1270 (International) prior to the start of the call. For those unable to join the live conference call, a replay will be available from 8:00 p.m. (ET) on July 30 through 8:00 p.m. (ET) on August 7. To access the replay, dial (888) 203-1112 or (719) 457-0820 and refer to confirmation code 7684219.
About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets String Ribbon™ solar power products using its proprietary, low-cost silicon wafer technology. The Company’s patented wafer manufacturing technology uses significantly less polysilicon than conventional processes. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar® and String Ribbon™ are trademarks of Evergreen Solar, Inc.
Safe Harbor Statement
This press release contains forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations or beliefs. Such forward-looking statements include, but are not limited to, those related to expectations regarding our ability to significantly reduce our manufacturing costs and increase the capacity at our Devens facility; our ability generally to manufacture and sell our products and the potential benefits of our contract manufacturing relationship with Jiawei. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, including risks associated with the company’s ability to lower manufacturing costs and otherwise successfully manufacture and sell its products; uncertainties related to government regulations, subsidies and incentives; risks from various economic factors such as credit market conditions, fluctuations in currency exchange rates and other risks and uncertainties identified in the company’s filings with the Securities and Exchange Commission. Evergreen Solar disclaims any obligation to update or revise such statements to reflect any change in company expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.
CONTACT:
Evergreen Solar, Inc.
Michael McCarthy
Director — Investor Relations
mmccarthy@evergreensolar.com
Phone: 508-251-3261

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Statements of Operations (a)
(in thousands, except per share data)
(Unaudited)

	Quarter Ended		Year-to-Date Period Ended
	June 28, 2008	July 4, 2009	June 28, 2008	July 4, 2009
Product revenues	$18,118	$62,697	$36,377	$117,136
Royalty and fee revenues	4,638	1,141	9,326	2,508

Total revenues	22,756	63,838	45,703	119,644
Cost of revenues	14,863	62,628	30,094	117,750

Gross profit	7,893	1,210	15,609	1,894

Operating expenses:
Research and development	5,887	4,444	10,830	8,890
Selling, general and administrative	5,894	6,742	10,886	13,118
Write-off of loan receivable from silicon supplier	—	—	—	43,882
Facility start-up	8,573	687	11,992	4,146
Restructuring charges	2,708	825	4,570	2,617

Total operating expenses	23,062	12,698	38,278	72,653

Operating loss	(15,169)	(11,488)	(22,669)	(70,759)

Other income (expense):
Foreign exchange gains (losses), net	(158)	1,681	3,656	982
Interest income	2,735	1,341	5,762	3,554
Interest expense	(46)	(6,532)	(362)	(11,912)

Other income (expense), net	2,531	(3,510)	9,056	(7,376)

Loss before equity income (loss) from interest in Sovello AG	(12,638)	(14,998)	(13,613)	(78,135)
Equity income (loss) from interest in Sovello AG	3,716	(5,340)	4,666	(6,492)

Net loss	$(8,922)	$(20,338)	$(8,947)	$(84,627)

Net loss per share:
Basic	$(0.08)	$(0.11)	$(0.08)	$(0.49)
Diluted	$(0.08)	$(0.11)	$(0.08)	$(0.49)

Weighted average shares used in computing basic and diluted net loss per share:
Basic	118,327	180,745	113,625	171,163
Diluted	118,327	180,745	113,625	171,163

(a)	On January 1, 2009, the Company adopted FSP No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” concerning convertible debt accounting and FSP EITF 03-6-1 “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities” concerning the calculation of earnings per share. These rules require restatement of prior periods to conform to current accounting.

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Balance Sheets (a)
(in thousands, except share data)
(Unaudited)

	December 31,
	2008	July 4, 2009
	(Adjusted)
Assets
Current assets:
Cash and cash equivalents	$100,888	$83,474
Marketable securities	76,621	2,674
Accounts receivable, net of allowances for doubtful accounts	35,458	61,559
Due from Sovello AG	1,949	3,306
Inventory	23,500	29,524
Prepaid cost of inventory	11,696	16,176
VAT receivable, net	1,474	1,495
Other current assets	7,684	7,892

Total current assets	259,270	206,100

Investment in and advances to Sovello AG	115,553	122,984
Restricted cash	212	3,128
Deferred financing costs	6,152	5,460
Loan receivable from silicon supplier	41,757	—
Prepaid cost of inventory	172,193	160,480
Fixed assets, net	406,191	442,634
Other assets	3,579	366

Total assets	$1,004,907	$941,152

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$62,652	$22,732
Due to Sovello AG	22,840	1,802
Accrued employee compensation	6,451	5,861
Accrued interest	7,392	7,024
Accrued warranty	1,182	1,765

Total current liabilities	100,517	39,184

Senior convertible notes, net of discount	311,531	317,267
Deferred income taxes	9,776	9,496

Total liabilities	421,824	365,947
Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized, 164,874,850 and 208,277,378 issued and outstanding at December 31, 2008 and July 4, 2009, respectively	1,649	2,083
Additional paid-in capital	803,491	879,496
Accumulated deficit	(223,687)	(308,314)
Accumulated other comprehensive income (loss)	1,630	1,940

Total stockholders’ equity	583,083	575,205

Total liabilities and stockholders’ equity	$1,004,907	$941,152

(a)	On January 1, 2009, the Company adopted FSP No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement).” The rule requires restatement of prior periods to conform to current accounting.